ADMINISTRATIVE
SERVICES AGREEMENT
NATIONWIDE FINANCIAL SERVICES, INC. (“NFS”), and PUTNAM RETAIL MANAGEMENT LIMITED PARTNERSHIP (“Distributor”) mutually agree to the arrangements set forth in this Administrative Services Agreement (the “Agreement”) dated August _[1]_, 2006.  NFS and Distributor are referred to collectively herein as the “Parties.”

WHEREAS, NFS is the issuer of variable annuity contracts and variable life insurance policies (the “Contracts”);

WHEREAS, NFS has entered into a Participation Agreement, dated February 1, 2002, as amended as of this date (the “Participation Agreement”), with Putnam Variable Trust, a Massachusetts business trust (the “Trust) and Distributor, pursuant to which the Trust agreed to make shares of certain of its portfolios, listed on Schedule B to the Participation Agreement, as such Schedule may be amended from time to time (the “Portfolios”), available for purchase by one or more of NFS’s separate accounts or divisions thereof (each, a “Separate Account”) for Contract owners to allocate Contract value;

WHEREAS, NFS desires to provide certain marketing, administrative and recordkeeping services (collectively, the “Services”) to Contract owners in connection with their allocation of Contract value and purchase payments to the Portfolios;

WHEREAS, Distributor desires to retain NFS to provide such Services and to compensate NFS for providing such services; and

WHEREAS, NFS is not engaged in directed brokerage activities and in the event that NFS does engage in directed brokerage activities in the future, NFS represents and warrants that it shall abide by the requirements set forth in the Agreement.

NOW THEREFORE, the Parties agree as follows:

Section I – Representations and Warranties

(A)  NFS represents and warrants that it is a holding company duly organized and in good standing under applicable state law.

(B)  NFS represents and warrants that it will not accept compensation for promoting or selling shares of the Portfolios in the form of commissions on brokerage transactions directed to it by a Portfolio.

(C)  NFS represents and warrants that it will not accept compensation for promoting or selling shares of the Portfolios in the form of commissions directed to it by any Portfolio from any broker or dealer which has executed portfolio securities transactions for that Portfolio.

(D)  NFS represents and warrants that it has not entered into any agreement with any Portfolio or Distributor or any of Distributor’s affiliates pursuant to which that Portfolio or Distributor or any of Distributor’s affiliates is expected to direct brokerage commissions to it to compensate it for promoting or selling any Portfolio’s shares.

(E)  Distributor represents and warrants that it will not offer or pay compensation to NFS for promoting or selling shares of the Portfolios in the form of commissions on brokerage transactions directed to it by a Portfolio.

(F)  Distributor represents and warrants that it will not arrange for any broker or dealer which has executed portfolio securities transactions for a Portfolio to offer or pay compensation to NFS for promoting or selling such Portfolio shares in the form of commissions directed to NFS by any Portfolio.

(G)  Distributor represents and warrants that neither it nor any of its affiliates has entered or will enter into any agreement with NFS or any Portfolio pursuant to which that Portfolio or Distributor or any of its affiliates is expected to direct brokerage commissions to NFS to compensate it for promoting or selling any shares of the Portfolios.

Section II – Services; Payments

(A)  NFS shall perform all Services with respect to Contract owner values and NFS’s assets from which investments in shares of the Portfolios are made, including, without limitation, the following services:

(1)  Maintaining separate records for each Contract owner, which shall reflect the Fund shares purchased and redeemed and Portfolio share balances attributable to such Contract owners.  NFS will maintain an omnibus account with each Portfolio on behalf of Contract owners, and such accounts shall be in the name of NFS (or its nominee) as the record owner of Portfolio shares attributable to such Contract owners.

(2)  Disbursing to or crediting to the benefit of Contract owners all proceeds of redemptions of shares of the Portfolios in relation to Contract owner requests to redeem their Contract value and processing all dividends and other distributions reinvested in shares of the Portfolios.

(3)  Preparing and transmitting to Contract owners, as required by law, periodic statements showing allocations to sub-accounts investing in the Portfolios, purchases and redemptions of Portfolio shares and dividends and other distributions paid in relation to Contract owner transaction requests, and such other information as may be required, from time to time, by Contract owners.

(4)  Maintaining and preserving all records required by law to be maintained and preserved in connection with providing the foregoing services for Contract owners.

(5)  Generating written confirmations to Contract owners, to the extent required by law.

(6)  Distributing to existing Contract owners, to the extent required by applicable law, of Portfolio prospectuses, proxy materials, periodic reports to shareholders and other materials that the Portfolios provide to their shareholders.

(7)  Aggregating and transmitting purchase and redemption orders to the Portfolios on behalf of, or with respect to, Contract owners.

(8)  Supporting and responding to service inquiries from Contract owners.

(B)  In consideration of NFS performing the Services, Distributor agrees to pay NFS, on a quarterly basis, an administrative services fee at an annualized rate, equal to the rate provided in Schedule A, of the average daily net assets of Portfolio shares held by the variable accounts during the period in which they were earned pursuant to the Participation Agreement.  Fees contemplated under this paragraph (B) shall be wired to NFS pursuant to the wiring instructions in Schedule B.  NFS acknowledges and agrees that Distributor is paying a fee to NFS for the administrative services that NFS provides.

(C)  The Trust shall calculate the administrative support services fee at the end of each calendar quarter and will make such payment to NFS, without demand or notice by NFS, as soon as practicable, but not later than 30 days after the end of the period in which they were earned.

(D)  NFS will furnish to Distributor or its designees such information as Distributor may reasonably request, and will otherwise cooperate with Distributor in the preparation of reports concerning this Agreement, as well as any other reports or filing that may be required by law.

Section III – Nature of Payments for Services

The Parties to this Agreement recognize and agree that Distributor’s payments to NFS are for administrative services only and do not constitute payment in any manner for investment advisory services. The amount of administrative expense payments made by Distributor to NFS pursuant to this Agreement are not intended to be, and shall not be deemed to be, indicative of Distributor’s bona fide profits or of the actual costs to NFS of providing administrative services to Distributor.

Section IV – Disclosure

To the extent required by law, including without limitation, the Securities Exchange Act of 1934, the rules thereunder and the applicable rules of any self-regulatory organization, in effect at any time during the term of this Agreement, or as requested by Contract owners, NFS agrees to provide written point of sale disclosure to its Contract owners describing the Services provided by it pursuant to this Agreement, the payments made by Distributor pursuant to this Agreement and the payment schedule(s) agreed to by Distributor pursuant to this Agreement in consideration of such Services.

Section V- Maintenance of Records

Each party shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the services described herein.  Upon the reasonable request of Distributor, NFS will provide Distributor or its representative, copies of all such records.

Section VI – Term and Termination

(A)  The provisions of this Agreement shall be deemed effective as of January 1, 2005 and will continue in effect until December 31, 2006 and shall be automatically renewed thereafter for successive one-year periods, unless otherwise terminated.

(B)  This Agreement may be terminated by either party without penalty, upon ninety (90) days’ prior written notice to the other party.  In addition, NFS or Distributor may terminate this Agreement immediately upon written notice to the other: (1) if required by any applicable law or regulation; (2) if NFS or Distributor engage in any material breach of this Agreement; or (3) in the event of an assignment as defined by Section 2(a)(4) of the Investment Company Act of 1940, as amended.  In addition, this Agreement will terminate immediately and automatically with respect to Portfolios held in the variable accounts upon the termination of the Participation Agreement, which governs a Portfolio’s inclusion as an underlying investment option in the Separate Accounts and in such event, no notice is required.

Section VII – Amendment; Entire Agreement

This Agreement constitutes the entire agreement between the Parties with respect to the Services and no modification, amendment or waiver of any of the provisions of this Agreement shall be effective unless made in writing specifically referring to this Agreement and signed by the Parties hereto.

Section VIII – Notices

All notices and other communications to either NFS or Distributor will be duly given if mailed, telegraphed or telecopied to the address set forth below, or at such other address as either party may provide in writing to the other party.

Nationwide Financial Services, Inc.
One Nationwide Plaza
Columbus, Ohio 2220
Attention:  AVP – Associate General Counsel
Fax (614) 249-2112

Putnam Variable Trust
c/o Putnam LLC
One Post Office Square
Boston, Massachusetts  02109
Attention: General Counsel

Section IX - Miscellaneous

(A)  Successors and Assigns.  This Agreement shall be binding upon the Parties and their successors and permitted assigns.  The benefits of and the right to enforce this Agreement shall accrue to the Parties and their, successors and assigns.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party.

(B)  Intended Beneficiaries.  Nothing in this Agreement shall be construed to give any person or entity other than the Parties, any legal or equitable claim, right or remedy.  Rather, this Agreement is intended to be for the sole and exclusive benefit of the Parties.

(C)  Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(D)  Applicable Law.  This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Massachusetts.

(E)  Severability.  This Agreement shall be severable as it applies to each Portfolio, and action on any matter shall be taken separately for each Portfolio affected by the matter.  If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

(F)  Non-Exclusivity  Each of the parties to this Agreement acknowledge and agree that this Agreement and the arrangements described herein are intended to be non-exclusive and that each of the parties is free to enter into similar agreements or arrangements with other entities.

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IN WITNESS WHEREOF, each of the Parties represent and warrant to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.

Nationwide Financial Services, Inc.

By:

Name:  _[Karen R. Colvin]______________

Title:     [Attorney-in-Fact]_____

Putnam Retail Management Limited Partnership

By:

Name  _[Mark Comeeny]________________
Title:     [Managing Director]______________

SCHEDULE A

In consideration of the performance of the Services by NFS beginning on January 1, 2005 and during the term of this Agreement, NFS shall be compensated as follows:

a.	“Relevant Assets” shall mean the Portfolio shares held by the Separate accounts and listed on Schedule B of the Participation Agreement as such Schedule may be amended from time to time.

b.	The Fee shall be calculated and paid each quarter based on the Asset Based Component as follows:

Asset Based Component:

Annual rate of [X.XX%](XX basis points) of the value of the Relevant Assets.  This amount payable shall also be for purposes of reimbursing NFS to help defray cost certain maintenance costs associated with the Relevant Assets.

c.	In addition, the Distributor agrees to pay NFS a [$X] set up fee, per each new Portfolio participating in the Nationwide Advisory Services Program for Variable Account – 13.

Reference is hereby made, for informational purposes only, to Article VI and Schedule B of the Participation Agreement, which provide for certain fees to be paid to NFS for services rendered in accordance with said Participation Agreement in the amount and manner set forth therein. SCHEDULE B

BANK NAME: Bank One – Columbus 100 E. Broad St. Columbus, OH 43215
BANK ABA #: XXXXXXXXX
ACCOUNT #: XXXXXXXXX
NAME ON ACCOUNT: Nationwide Investment Services
DESCRIPTION:

Please e-mail backup calculations to: Colvink1@nationwide.com

Mailing Address:Nationwide Financial Services, Inc. Attention: Karen R. Colvin One Nationwide Plaza Columbus, Ohio 2220

Contact phone #:614 249-0653

CONSENT

THIS CONSENT is executed as of the _[23]__ day of _[May]_, 2007, by and among Nationwide Financial Services, Inc. (the “Company”), Putnam Variable Trust (the “Trust”), and Putnam Retail Management Limited Partnership (the “Underwriter”).

WHEREAS, the Company, the Trust and the Underwriter are parties to a Participation Agreement dated as of February 1, 2002 (the “Participation Agreement”).

WHEREAS, the Company wishes to consent for all purposes under the Participation Agreement to the sale of Putnam Investments Trust, the indirect parent company of the  Underwriter, to Great-West Lifeco Inc. or its affiliates (the “Great-West Transaction”), and each of the parties hereto wish to agree that the Participation Agreement shall not terminate as a result of the Great-West Transaction.  For the avoidance of doubt, each of Trust and Underwriter will remain parties to the Participation Agreement upon the closing of the Great-West Transaction and shall remain subject to the terms and conditions of the Participation Agreement.

NOW THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.	For purposes of the Participation Agreement, the Company hereby expressly consents to any assignment of the Participation Agreement that will occur as a result of the Great-West Transaction.

2.
Notwithstanding anything to the contrary contained in the Participation Agreement, including, without limitation, Section 6.10 thereof, the Participation Agreement shall not terminate as a result of the Great-West Transaction, and shall remain in full force and effect.

3.	This Consent shall be governed and construed and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

4.
A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of or arising out of this instrument are not binding upon any of the Trustees or shareholders individually but binding only upon the assets and property of the Trust.

IN WITNESS WHEREOF, the parties hereto have executed this Consent as of the first above-written date.

PUTNAM RETAIL MANAGEMENT	PUTNAM VARIABLE TRUST
LIMITED PARTNERSHIP

By:                                                                                 By:
Name:                                                                            Name:
Title:                                                                                                              Title:                      [Managing Director]

NATIONWIDE FINANCIAL SERVICES, INC.

By:
Name:   [Karen R. Colvin]
Title:     [Attorney-in-Fact]